EXHIBIT 10.1

MAY 15, 2020

Sonia Jain

Subject: Offer Letter

Dear Sonia:

We are delighted by the prospect of you joining CARS. We are confident that as part of our team, you will help us achieve our goals as a premier digital media company.

In your role of Chief Financial Officer, you will report to Alex Vetter, Chief Executive Officer. Your first day will be July 6, 2020 (your “start date”), or a mutually agreed upon date as close to that as possible. Please be sure to bring your I-9 documentation on your first day and ask for Whitney Golden upon your arrival.

Core Cash Compensation and Benefits

Your annualized base compensation in this exempt position, as agreed, will be $480,000, To the extent that the Company-wide 10% salary reduction is still in force on your start date, your salary will also be reduced by 10% until such time as salaries are restored for executive team members generally. You will also be eligible to participate in our comprehensive benefits package including 23 days paid time off annually, which is also prorated and accrued based on your start date.

You will be eligible to participate in the company short term annual incentive plan (STIP) with a target annual percentage of 100% of your base salary. This plan will be a performance-based plan based on established company-wide criteria that the Compensation Committee approves. For 2020, we will guarantee a pro-rated award based on your start date calculated at 100% Company Performance Factor (CPF).

Core Annual Equity

We are also recommending you for a grant of Cars.com equity. The value of this award on the date of grant will be 275% of your base salary. For 2020, this equity award will be 100% Restricted Stock Units (“RSUs”) that vest 1/3 annually. In future years, this may be a combination of RSUs and performance-based restricted stock units (“PSUs”) or other forms of equity incentive vehicles. The number of RSUs and PSUs you receive will be rounded to the nearest whole share based on the closing price of Cars.com stock on the grant date. Any equity grant must be formally authorized by the Compensation Committee of our Board of Directors in accordance with our normal grant process for equity grants, which is typically granted quarterly for new hires. Please note that the incentive plans may be amended or terminated at any time.

One-Time Equity Award

In addition to the Core Annual Equity award, we will recommend a one-time new hire RSU award in the amount of

$850,000. This will be granted on the same day as the core annual equity and vest 1/3 annually.

One-Time Cash Sign On

We will provide you with a one-time cash bonus in the gross amount of $250,000 to be paid as soon as administratively possible after your start date. In the event that you either voluntarily terminate employment, or are terminated for poor performance or other performance-related reasons, within 12 months of your start date, you will be required to pay the amount to CARS within 60 days of your termination date as follows: 100% to be repaid if your departure occurs within the first six months of employment, 50% repayment if departure occurs within the second six months of employment.

After acceptance of this offer and clearance of the background check, you will receive an email from CARS Onboarding containing a link with log-in credentials for our onboarding website called Greenhouse Onboarding. This site will guide you through the process of completing your tasks prior to your first day, as well as give you the opportunity to learn more about our business. Upon receipt of your credentials, please log in and complete your task list. Within the task list are instructions on where to upload your signed offer letter and Restrictive Covenant Agreement. Please complete this at your earliest opportunity.

You have advised us that you are not subject to any noncompetition or other restrictions with your current employer that will limit your ability to perform as Chief Financial Officer.

Your initial new hire orientation is scheduled after your start date and will include a detailed review of our benefits and many other employee programs.

Sonia, we recognize that we will achieve success only by attracting and retaining the finest talent available. We are confident that you will find your work with CARS personally and professionally rewarding and that you will play a vital role in contributing to our future success.

Congratulations and welcome,

D.V.	Williams

Chief People Officer